Exhibit a(1)(iii)

October 25, 2007

[KAISER GROUP
HOLDINGS, INC. LOGO]

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 !123456564525!	Account Number: <ACCT_NO>
Please indicate any changes to your address in the allotted space on the back of the Acceptance Card.

Cost-Free Opportunity to Exchange and Sell <TOTAL> Shares of Kaiser Group Holdings, Inc.

Dear Stockholder:

Kaiser Group Holdings, Inc. ("Kaiser Group") is pleased to announce a cost-free voluntary program through which stockholders owning fewer than 100 shares of Kaiser Group common stock may conveniently sell all their shares or exchange their shares for $29.80 per share.

Our records indicate that you own fewer than 9,600 shares of "Old" Kaiser Group that you have not exchanged. There is no longer a market for these shares as a result of the 1-for-96 reverse stock split on April 17, 2001. While you do not have to participate in this voluntary program, we wish to remind you that if you do not exchange your "Old" Kaiser Group shares, your shares will eventually be deemed abandoned property, and Kaiser Group may be required to turn them over to the state in which you live.

While we value all of our stockholders, we realize that the inconvenience and cost of brokerage commissions may have deterred you from selling fewer than 100 shares in the past. For this reason, we are offering you this cost-free program.

To participate in this program, return your properly completed Acceptance Card, along with your stock certificate(s), by 5:00 pm New York City time, NOVEMBER 30, 2007. Stockholders may exchange and sell their shares even if they have lost their stock certificate(s).

All terms of the program are contained in this letter and its Questions and Answers section on the reverse side and the accompanying Offer to Purchase. If you have any further questions or would like public information about Kaiser Group, please call Georgeson Inc., the program manager, at 1-866-590-4702.

Sincerely,

Douglas W. McMinn
 President and CEO

001CD40021	DETACH ALONG PERFORATION

ACCEPTANCE CARD FOR EXCHANGING/SELLING KAISER GROUP HOLDINGS, INC. COMMON STOCK
+
THIS CARD MUST BE RECEIVED IN GOOD ORDER BY 5:00 PM NEW YORK CITY TIME ON NOVEMBER 30, 2007 AT: COMPUTERSHARE C/O GEORGESON, PO BOX 43023, PROVIDENCE, RI 02940-3023
<NA1>
You may exchange <TOTAL> shares and sell <NEWSHARES> shares.

I, the undersigned, owning fewer than 100 shares of Kaiser Group Holdings, Inc. common stock, do hereby authorize the sale or exchange of such shares as indicated. I also agree to the terms of the program described in the letter and Offer to Purchase, both dated October 25, 2007, and I remove any previous stops I may have placed on such certificate(s).	ACCOUNT #: 'OLD' KAISER GROUP SHARES: 'NEW' KAISER GROUP SHARES:	<ACCT_NO> <TOTAL> <NEWSHARES>

TO EXCHANGE AND SELL, PLEASE SIGN BELOW:

Signature 1—Please keep signature within the box	Signature 2—Of Co-Owner, if any	*NOTICE FOR HOLDERS WHO HAVE LOST THEIR CERTIFICATE(S)*
If any certificate for your shares is not presented along with this signed Acceptance Card, the unpresented shares will be deemed lost and your signature will acknowledge that you agree to the terms and conditions of the statement included on the back of this Card.
3 O D D	K G H 2 G O L TOTAL +

QUESTIONS & ANSWERS

1.    How do I sell my Kaiser Group shares?

Simply sign and return the Acceptance Card along with your certificate(s) "Old" Kaiser Group common stock in the envelope provided. You must tender all of your shares; partial tenders will not be accepted.

2.    What will I be paid for my Kaiser Group shares?

Kaiser Group will purchase the shares sold through the Program and shareholders will receive a fixed price of $29.80 per share which is equal to the highest closing market price for Kaiser Group Common Stock reported in the 90 day period preceding the date of this notice.

3.    What is the price of Kaiser Group common stock?

Kaiser Group common stock is quoted over the counter on the Pink Sheets under the stock symbol "KGHI." The closing price on October 24, 2007 was $28.70.

4.    When will I receive my money?

As Paying Agent, Computershare Trust Company, N.A. will mail proceeds checks approximately ten business days after the Program expires. Please allow additional time for the mail to reach you.

5.    What if I misplaced or lost my stock certificate(s) and wish to sell?

If you sign the Acceptance Card and do not submit your stock certificate(s), an insurance bonding and filing fee of three percent of the value of your lost stock certificate will be deducted from your proceeds check.

6.    How much time do I have to participate?

The program will expire at 5:00 pm New York City time on NOVEMBER 30, 2007, unless extended. Your authorization to participate is irrevocable and must be received in good order on or before that time. Acceptance Cards received after November 30, 2007 may fall under the terms of any extension period.

If you need assistance, please call:

[GEORGESON LOGO]

Toll Free Nationwide 1-866-590-4702

KAISER GROUP HOLDINGS, INC. RESERVES THE RIGHT TO EXTEND, AMEND AND/OR TERMINATE THE PROGRAM AT ANY TIME, AS WELL AS THE RIGHT TO REJECT OR WAIVE ANY IRREGULARITIES OF ANY TRANSMITTAL NOT IN PROPER ORDER. THE PROGRAM IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM, ANY STOCKHOLDER IN ANY JURISDICTION IN WHICH THE PROGRAM WOULD NOT COMPLY WITH THE LAWS OF SUCH JURISDICTION. ALL PROCESSING FEES COLLECTED DURING THIS PROGRAM WILL BE USED TO OFFSET THE PROGRAM'S EXPENSES. SUCH EXPENSES INCLUDE, BUT ARE NOT LIMITED TO, GEORGESON INC.'S MANAGEMENT FEE, PRINTING, POSTAGE, DATA PROCESSING, TELEPHONE, STOCK TRANSFER, INSPECTION OF TENDERS, CURING OF DEFECTS, CHECK ISSUANCE, AND BROKER-RELATED COSTS. NEITHER KAISER GROUP HOLDINGS, INC. NOR GEORGESON INC. MAKES ANY RECOMMENDATION AS TO YOUR PARTICIPATION IN THE PROGRAM OR IS UNDER ANY OBLIGATION AS A RESULT OF THIS PROGRAM TO PROVIDE ANY UPDATES OR OTHER INFORMATION DIRECTLY TO PERSONS CONSIDERING WHETHER TO PARTICIPATE IN THE PROGRAM.

STATEMENT FOR LOST STOCK CERTIFICATE(S) OF KAISER GROUP HOLDINGS, INC.

By signing the front of this Acceptance Card and marking the "SELL" box, I agree to the following: I am the lawful owner of the shares described on the front of this card. My missing certificate(s) has not been endorsed, cashed, negotiated, transferred, assigned or otherwise disposed of. I have made a diligent search for the certificate(s) and have been unable to find it and make this Statement for the purpose of inducing the cancellation and replacement or liquidation of the certificate(s) and the purchase of the shares represented thereby without the surrender of the certificate(s), and hereby agree to surrender the certificate(s) for cancellation should I, at any time, find the certificate(s). I hereby agree, for myself, my heirs, assigns and personal representatives, that in consideration of the proceeds of the sale or the replacement of the shares represented by the certificate(s) to completely indemnify, protect and hold harmless Travelers Casualty & Surety Company of America, Kaiser Group Holdings, Inc., Georgeson Inc., Computershare Trust Company, N.A., Computershare Investor Services, LLC, and any other party to the transaction (the "Obligees"), from and against all losses, costs and damages, including court costs and attorneys' fees, which they may be subject to or liable for in respect of the cancellation and replacement of the certificate(s). The rights accruing to the Obligees under the preceding sentence shall not be limited by the negligence, inadvertence, accident, oversight or breach of any duty or obligation on the part of the Obligees or their respective officers, employees and agents or their failure to inquire into, contest, or litigate any claim, whenever such negligence, inadvertence, accident, oversight, breach or failure may occur or have occurred. I agree that this Statement is delivered to accompany a bond of indemnity #001S101123628BCM underwritten by Travelers Casualty & Surety Company of America to protect the foregoing Obligees and that an insurance bonding and filing fee of three percent of the value of the missing share(s) will be deducted from my proceeds of sale.

Address Change
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SIGN THE FRONT OF THIS CARD